Exhibit 10.16

LICENSE AGREEMENT

This Exclusive license agreement (the “Agreement”) is made and entered into as of April 6th,  2012 by and between Sport Technology Inc..(“LICENSOR”), an California Corporation and FBC Holding (“LICENSEE”). A Delaware Corporation

RECITALS

A.	LICENSOR owns or has rights to the Intellectual property and/or trademarks listed on Schedule A to this Agreement and certain other intellectual property rights in connection therewith, and

LICENSEE desires to secure a license to use those Trademarks and intellectual property rights in connection with the LICENSEE’s advertisement, promotion and sale within its exclusive territory of certain Products, as defined below, and LICENSOR is willing to grant such license upon the terms and conditions of this Agreement.

AGREEMENT

In consideration of the mutual promises, conditions and covenants contained in this Agreement, the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

As used in this Agreement:

1.1
“Agreement Year” shall mean the period commencing with the date first written above and ending on April 6th, 2016.  Each succeeding Agreement Year shall consist of twelve (12) months following the end of the preceding Agreement Year.

1.2
“LICENSOR Affiliate” shall mean any corporation, partnership or other entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with LICENSOR.  “Control” for this purpose shall mean voting power or equity ownership of twenty (20%) percent or more.

1.3
“LICENSOR Design Rights” shall mean the product designs, Patents, manufacturing procedures, processes and techniques, drawings, specifications and other know-how and trade secrets held by, acquired by or assigned to LICENSOR which LICENSOR determines, in its sole discretion, are desirable or necessary for LICENSEE to use in the promotion, manufacture or sale of the Licensed Products in the Territory and Distribution Channels and within the Field of this Agreement.

1.4	“Field of this Agreement” shall mean the use, promotion, manufacture and sale of said properties, as listed on Schedule A to this Agreement.

1.5	“Licensed Products” shall mean solely the products listed on Schedule A to this Agreement and any other products added by Licensee upon written notice to Licensor.

1.6
“LICENSEE Affiliate” shall mean any corporation, partnership or other entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with LICENSEE.  “Control” for this purpose shall mean voting power or equity ownership of twenty (20%) percent or more.

1.7	“Territory and Channel of Distribution.” shall mean solely the channels and areas specified in Schedule B to this Agreement.

1.8
“Trademarks” shall mean the trademarks listed on Schedule A to this Agreement, alone or in combination; provided, however that the style and manner of the Trademarks may be determined from time to time by LICENSOR in its reasonable discretion.

ARTICLE II

LICENSE RIGHTS

2.1	Grant of License.

(a)
Subject to the terms and conditions of this Agreement, LICENSOR grants to LICENSEE the exclusive right and license during the term of this Agreement to use the Trademarks and LICENSOR’s Patent Rights, in association with the manufacture of the Licensed Products and the promotion, and sale of the Licensed Products within the Territory and Channels of Distribution.

(b)	LICENSOR agrees that LICENSEE shall have the right to use any Trademarks on stationery or the like, trade name, trade style, or any portion thereof.

2.2
Exclusivity.  LICENSOR agrees that LICENSOR will not license others to use during the term of this Agreement the Trademarks or LICENSOR Intellectual Rights in connection with the manufacture of the Licensed Products and the promotion or sale of the Licensed Products within the Territory and Channels of Distribution specified in SCHEDULE B.

2.3	Sub-license . LICENSEE may not sub-license without the written approval of LICENSOR under the same terms or amended terms.

ARTICLE III

MANUFACTURING, PROMOTIONAL ITEMS, DEFECTS & WARRANTIES

3.1
Rights to Inspect.  LICENSEE shall inform LICENSOR by facsimile or electronic mail of all new proposed designs which shall be reviewed by LICENSOR to ensure that the brand name is correctly spelled and that all trademarks used are depicted in accordance with the Trademarks.  LICENSOR shall also have the right to review such designs and all products to make sure that they maintain the standards associated with such products sold using the Trademarks as of the date this Agreement is signed.

ARTICLE IV

ROYALTY PAYMENTS

4.1
Royalty Payable to LICENSOR.  As consideration for the license granted to LICENSEE in this Agreement, LICENSEE shall pay LICENSOR a royalty of 4% for each Licensed Product sold. LICENSEE will pay on Net sales. Net sales shall mean gross sales, less damage returns and allowances,

4.2
Payment of Royalty.  LICENSEE shall calculate the royalty due LICENSOR on a calendar quarterly basis and shall prepare and send to LICENSOR a quarterly report in an acceptable format.  Such report shall be delivered to and all royalties due thereunder shall be paid to and received by LICENSOR not later than the tenth (10th) day of the month following the quarter covered by the report.

4.3
Right to Audit.  LICENSEE agrees that LICENSOR has the right, upon reasonable notice during normal business hours, at Licensee’s place of business, to audit (or have reviewed) LICENSEE’s books and records to determine the proper amount of royalties to be paid to LICENSOR.  Any such audit will be at LICENSOR’s sole cost and expense.

ARTICLE V

TERM OF AGREEMENT

This Agreement shall have a term of five (5)years from the date set forth in Article 1.1, unless earlier terminated by agreement of the parties or according to the terms of this Agreement.  If the parties determine the relationship to be mutually beneficial they may renew the Agreement based on the terms set forth in this Agreement for an additional term of three (3) years by mutual written assent.

ARTICLE VI

CERTAIN ADDITIONAL REPRESENTATIONS, WARRANTIES
AND COVENANTS OF LICENSEE

In addition to any other provisions of this Agreement, LICENSEE hereby represents, warrants and covenants to LICENSOR that:

6.1	Ownership and Infringement of Trademarks.

(a)
Upon LICENSEE’s becoming aware of any infringements on any rights, LICENSEE shall report to LICENSOR any use by any other person of a product, a trade name, trademark, mark or design which amounts to infringement of any of the Trademarks or to unfair competition, dilution, passing off, or similar breach of applicable law.

6.2	Marketing Efforts. LICENSEE shall put it’s best effort forward to market the products.

ARTICLE VII

REPRESENTATIONS, WARRANTIES AND INDEMNIFICATION OF LICENSOR

7.1
Indemnification. Licensor agrees to indemnify and hold harmless Licensee and LICENSEE Affiliates, and their respective directors, officers, agents and employees from: (i) any breach of this Agreement; and (ii) any and all claims of a third party arising out of or in connection with any claim that Licensee's use of the Trademarks and/or LICENSOR Patent Rights violates the rights of such third party to such Trademarks and/or LICENSOR Patent Rights.

ARTICLE VIII

TERMINATION

8.1	Termination. This Agreement will automatically terminate if LICENSEE breaches this contract, or until the end of the term, unless extended.

8.2	Effect of Termination. In the event of termination of this Agreement or at the end of the original or extended term hereof:

(a)
LICENSEE shall promptly return to LICENSOR all materials and information embodying the Trademarks and/or LICENSOR Patent Rights, other than its inventory of Licensed Products (including not unsellable orders therefrom) and

ARTICLE IX

SETTLEMENT OF DISPUTES

Governing Law, Jurisdiction and Venue.  This Agreement shall be governed by, interpreted under, and constructed and enforced in accordance with the laws of the State of California.  In the event any legal action or other proceeding becomes necessary to enforce or interpret the terms of this Agreement, the parties agree that such action shall be brought only in any federal or state court of competent jurisdiction sitting in California.  The parties hereby consent to the jurisdiction of such courts and agree that venue and the most convenient forum shall be in California.

ARTICLE X

GENERAL PROVISIONS

10.1
Further Actions.  Each party agrees that after the delivery of this Agreement it will execute and deliver such further documents and perform such further acts as the other party may reasonably request in order to carry out the terms of this Agreement.

10.2
Relationship of the Parties.  The relationship established between LICENSOR and LICENSEE by this Agreement is that of a LICENSOR to its LICENSEE, and nothing contained herein shall be deemed to establish or otherwise create a relationship of principal and agent or a partnership between them.  Unless otherwise agreed, neither party nor any of its agents or employees shall have any right or authority to assume or create any obligations of any kind, whether express or implied, on behalf of the other party.

10.3
Modifications and Waivers.  No modification or amendment of any of the provisions of this Agreement shall be valid unless made in writing and executed by an officer of each party.  Any term or provision of this Agreement may be waived at any time by the party entitled to its benefit by a written instrument executed by a duly authorized officer of the party.  No waiver of any of the provisions of this Agreement will be deemed, or will constitute, a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver.  Without limitation, to the extent the terms and conditions or spirit of this Agreement  conflict with the terms and conditions of any purchase order form, shipping order form, bill of lading invoice, receipt or the like, the terms and conditions of this Agreement shall be controlling.  The failure of any party to object to the manner of performance of any of the terms in this Agreement shall not be considered a waiver of any rights or remedies, past, present, or future, and the fact that objection is not taken with respect to any performance which is not in compliance with this Agreement shall not be construed as an acceptance or acquiescence in such performance, and the parties reserve their rights to insist upon the strict compliance with this Agreement at all times.

10.4
Entire Agreement.  This Agreement contains the entire agreement between the parties, and supersedes all prior agreements, representations and understandings of the parties, relating to the subject matter of this Agreement.

10.5
Severability.  If any provision of this Agreement or its application to any person or circumstances is held to be unenforceable or invalid by any court of competent jurisdiction, its other applications and the remaining provisions of this Agreement shall not be affected and shall be enforceable to the fullest extent permitted by law.

10.6
Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed a valid, original agreement, but all of which together will constitute one and the same instrument.

10.7
Drafting.  This Agreement has been negotiated at arm’s length and between persons sophisticated and knowledgeable in the matters dealt with.  The provisions of this Agreement shall be interpreted in a reasonable manner to effect the purposes of the parties and this Agreement.

10.8
Captions.  The Article and section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.  The references to Sections refer to corresponding sections of this Agreement unless otherwise specified.

The parties have executed this Agreement as of the day and year first written above.

Sport Technology Inc.                                                                                       FBC Holding

By:_______________                                                                                     By:______________________
Mike Kern, President                                                                                                Chris Leclerc. CEO

SCHEDULE A

TRADEMARKS

Flow Saucer

The only steerable sled

And any other slogans or marks that may be associated with the product.

Flowboard

Bomb Factory

Intellectual property

Flowboard

Flow Saucer

Snowskate

Bomb Factory Skate Company

And any other products LICENSOR MAY MAKE OR HAVE BEEN WORKING ON.

SCHEDULE B

Worldwide Territory

Sporting Goods

Mass

Specialty

Pro shops